ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
POCKET GAMES, INC.

DESIGNATING
SERIES A PREFERRED STOCK
AND
SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE FLORIDA BUSINESS CORPORATION ACT

Pocket Games, Inc., a corporation organized and existing under Florida Business Corporation Act (hereinafter called the "Corporation"), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST: Articles of Amendment were adopted by the Board of Directors on December 3, 2015 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND: That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the "Articles of Incorporation"), the Board of Directors adopted the following resolutions on January 12, 2016 to amend the Corporation's Articles of Incorporation, granting the authority to (a) increase the number of shares of Corporation preferred stock, $0.001 par value per share ("Preferred Stock") from 1,000,000 to 2,500,000 shares of Preferred Stock and (b) designate 480,000 shares of the Corporation's authorized Preferred Stock as "Series B Convertible Preferred Stock".

THIRD: On April 25, 2014, the Corporation in accordance with the authority vested in the Board of Directors of the Corporation adopted resolutions and undertook valid corporate actions to designate a series of authorized Preferred Stock designated as "Series A Preferred Stock" and subsequently issued 1,000 shares of Series A Preferred Stock to the Corporation's chief executive officer and sole director as a bonus for services rendered, pursuant to which the Board of Directors has adopted the following resolutions on January 12, 2016 to amend the Corporation's Articles of Incorporation, to ratify all prior valid corporate actions and designations of the Series A Preferred Stock and restate the rights, privileges, preferences and designations of the Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Corporation be and hereby is (A) authorized to increase number of authorized shares of Preferred Stock to 2,500,000 shares; (B) ratify all prior valid corporate actions and designations of the Series A Preferred Stock and restate the rights, privileges and preferences of the 1,000 shares of the Corporation's authorized, issued and outstanding Series A Preferred Stock, and (C) designate 437,500 shares of the Corporation's authorized Preferred Stock as "Series B Convertible Preferred Stock", pursuant to which such designation and number of shares of Series A Preferred Stock and Series B Preferred Stock, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are set forth below:

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,500,000 shares, which includes (i) 499,000,000 shares of common stock, $0.0001 par value per share ("Common Stock") and (ii) 2,500,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

TERMS OF
SERIES A PREFERRED STOCK

One thousand (1,000) shares of the authorized, outstanding and issued Preferred Stock of the Corporation shall be designated as "Series A Preferred Stock" and shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

1. **Stated Value.** The Series A Preferred Stock shall have a stated value of $100 per share and an aggregate liquidation value of $100,000;

2. **Distribution.** The holders of the Series A Preferred Stock then outstanding shall not be entitled to receive any distribution of Corporation's assets;

3. **Voting.** The Series A Preferred Stock shall have the following voting rights:

   (i) To vote together with the holders of the Common Stock as a single class on all matter submitted for a vote of holders of Common Stock;

   (ii) Each one (1) share of Series A Preferred Stock shall have voting rights equal to 50,000 shares of Common Stock, providing for the holder of the Series A

Preferred Stock to have aggregate voting rights equal to 50,000,000 shares of Common Stock;

(iii) The holder of the Series A Preferred Stock shall be entitled to receive notice of any stockholders' meeting in accordance with the Articles of Incorporation and By-laws of the Corporation; and

(iv) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Articles of Amendment, or the Corporation's By-laws or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock. The vote of the holders of at least one-hundred percent of the outstanding Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

4. **Dividends.** The Series A Convertible Preferred Stock shall not accrue or pay any dividend;

5. **Conversion.** The Series A Preferred Stock will not be convertible into shares of the Corporation's Common Stock.

TERMS OF
SERIES B CONVERTIBLE PREFERRED STOCK

Following the filing hereof with the Department of the State of Florida, Four Hundred and Eighty Thousand (480,000) shares of the authorized and unissued Preferred Stock of the Corporation hereby designated as "Series B Convertible Preferred Stock" is intended to be issued in accordance with the terms and conditions set forth in (i) the exchange agreement, dated January 12, 2106 (the "Exchange Agreement"), by and among the Corporation, Social Technology Holdings, Inc., a corporation organized under the laws of the State of Delaware, doing business as "*Viximo*" ("Viximo"), David Lovatt, an individual ("Lovatt") and the individuals or entities designated as the "Company Majority Shareholders" under the Exchange Agreement, who are the majority shareholders of Viximo and (ii) the agreement and plan of merger, dated January __, 2016 (the "Merger Agreement"), by and among the Corporation, Viximo and STH Acquisition Corp., a Delaware corporation ("Merger Sub"). The Series B Convertible Preferred

Stock" shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

6. **Stated Value.** The Series B Convertible Preferred Stock shall have a stated value of $10.00 per share and an aggregate liquidation value of $4,800,000;

7. **Liquidation, Sale of Control or Winding Up.** On a Sale of Control (as defined in the Exchange Agreement) or liquidation of the Corporation, the Series B Convertible Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) *pari passu* to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created;

8. **Voting.** The Series B Convertible Preferred Stock shall vote on an "as converted" basis, together with the outstanding shares of Corporation Common Stock;

9. **Dividends.** The Series B Convertible Preferred Stock shall not accrue or pay any dividend;

10. **Redemption.** The Series B Convertible Preferred Stock shall not be subject to any mandatory or optional redemption;

11. **Conversion.** The Series B Convertible Preferred Stock shall upon the occurrence of a "Conversion Event" (hereinafter defined) shall automatically convert into an aggregate of three million and sixty-seven thousand, six hundred and twenty seven (23,067,627) shares of Corporation Common Stock, or such other number of shares of Corporation Common Stock as shall constitute forty-eight (48.0%) percent of the "Corporation Fully-Diluted Common Stock" (as that term is defined in the Exchange Agreement) as at the date such Conversion Event shall occur; and

    "*Conversion Event*" shall mean the listing of the shares of Corporation Common Stock for trading on the New York Stock Exchange, Inc., the NASDAQ Stock Exchange (including the Nasdaq Capital Markets) or the NYSE:Amex Exchange.

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 12th day of January, 2016.

Name: David Lovatt
Title: Chief Executive Officer